Dreyfus Aggressive Growth Fund                              August 31, 1998

Comparison of change in value of $10,000 investment in Dreyfus Aggressive Growth Fund and the Standard & Poor's 500 Composite Stock Price Index


EXHIBIT A
                    Dreyfus             Standard & Poor's
                    Aggressive          500 Composite
Period              Growth              Stock Price
                    Fund                Index
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9/29/95             10,000                   10,000
8/31/96             18,168                   11,391
8/31/97             16,056                   16,019
8/31/98              6,856                   17,320

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* Source: Lipper Analytical Services, Inc.